August 13, 2007

For Immediate Release
Contacts:	Mike O’Brien	Rhonda Smith
	Corporate Communications	Capital Markets Relations
	703-709-6709	703-709-6895
	mike.obrien@nrucfc.coop	rhonda.smith@nrucfc.coop

NRUCFC Releases Anticipated FY07 Results
August 13, 2007 Herndon, VA - National Rural Utilities Cooperative Finance Corporation (“the Company”) announced today its anticipated unaudited earnings for the year ended May 31, 2007. Based on these results, the Company was in compliance with all debt covenants for its outstanding securities and committed revolving lines of credit at May 31, 2007.

The Company also announced today that it will be restating certain financial statements, including those for the years ended May 31, 2006 and 2005 and the quarters ended August 31, 2006 and 2005, November 30, 2006 and 2005, February 28, 2007 and 2006 and May 31, 2006. These financial statements will be restated in the Company’s Form 10-K for the year ended May 31, 2007. CFC expects to file its Form 10-K for FY07, reflecting the preliminary results listed here, on or before August 29, 2007.

In announcing the FY07 results, the Company’s Governor and CEO Sheldon C. Petersen said, “We are pleased with the Company’s positive operating results for the period ending May 31, 2007. In addition to meeting our financial performance targets, the quality of our loan portfolio improved, as reflected in our members’ strong financial results. We also resolved a significant troubled credit using allocated reserves and we expanded the array of capital sources available to CFC for funding our members’ credit needs.”

In reporting its anticipated FY07 financial condition and results of operations, the Company also presents its adjusted financial results that exclude the non-cash impacts of derivative and foreign currency accounting. These adjusted results form the basis for the Company’s own internal analysis and are used for the purposes of covenant compliance on its revolving credit agreements. Reconciliations of the non-GAAP measures to the related GAAP measures are presented in the tables following the unaudited consolidated statement of operations below.

Net Income. The Company anticipates net income for the year of $12 million, a reduction of $84 million from the prior year.  The Company’s adjusted net income was $108 million, an increase of $12 million or 12% over the prior year.

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Interest Income. Interest income is expected to be $1,054 million, an increase of 4.6% over the prior year.  That will result in net interest income for the year of $57 million, an increase of 78% over the prior year.  Adjusted net interest income is expected to be $144 million, an increase of $31 million or 27% over the prior year.

TIER. Based on these results, the times interest earned ratio (“TIER”) for fiscal year 2007 was 1.01, compared to 1.10 for the prior year.  The adjusted TIER for fiscal year 2007 was 1.12, a slight increase over the adjusted TIER of 1.11 for the prior year. The formula for calculating TIER and adjusted TIER is reflected in the reconciliation tables below.

Debt to Equity. The debt to equity ratio was 25.13 to 1 at May 31, 2007, a slight increase compared to 23.42 to 1 at the prior year-end.  The adjusted debt to equity ratio was 6.37 to 1, an increase over the adjusted debt to equity ratio for the prior year of 5.97 to 1.

Loan Loss Allowance. The loan loss allowance was $562 million at May 31, 2007 representing 3.10% of total loans outstanding compared to $611 million and 3.33% of total loans outstanding at May 31, 2006.  The decrease to the loan loss allowance at May 31, 2007 was due to the recovery of $7 million during the year, reflecting improving credit fundamentals and cash collections on non-accrual loans and a write-off of $44 million for the settlement of litigation related to a non-performing loan, the full amount of which had been reserved for in the loan loss allowance.

Loans Outstanding. At May 31, 2007, total loans outstanding were $18,128 million, a slight decrease from $18,361 million at the prior year-end.  The primary reason for the decrease was the sale of $366 million of distribution loans in February 2007.  The loans were sold at par in a securitization transaction that qualified as a true sale under SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

“During FY07, CFC once again turned in a strong performance,” said CEO Petersen. “We believe that the $108 million of net income adjusted to exclude the non-cash items reflects the true core strength of our operations. When adjusted for non-cash items, adjusted net income increased by 12% to $108 million and the resulting adjusted TIER of 1.12 exceeded our target of 1.10. This will mark the 25th consecutive year that CFC has met or exceeded its adjusted TIER target of 1.10.  The Company continued to generate cash flow sufficient to meet all debt service requirements and was in compliance with all financial covenants at May 31, 2007.  During fiscal year 2007, we completed the sale of $366 million of distribution loans, at 100% of the outstanding principal balance, demonstrating the strength of the loan portfolio based on the underlying strength of the rural electric systems.”

National Rural Utilities Cooperative Finance Corporation is a not-for-profit finance cooperative that serves the nation’s rural utility systems, the majority of which are electric cooperatives and their subsidiaries. With more than $18 billion in assets, National Rural provides its member-owners with an assured source of low-cost capital and state-of-the-art financial products and services.
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NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

For the Years Ended May 31, 2007, 2006 and 2005

(Unaudited)

	2007	2006 (As restated)	2005 (As restated)
Interest income	$1,054,224	$1,007,912	$1,030,853
Interest expense	(996,730)	(975,936)	(942,033)

Net interest income	57,494	31,976	88,820

Recovery of (provision for) loan losses	6,922	(23,240)	(16,402)

Net interest income after provision for loan losses	64,416	8,736	72,418

Non-interest income:
Rental and other income	1,533	2,398	5,645
Derivative cash settlements	86,442	80,883	78,287
Results of operations of foreclosed assets	9,758	15,492	13,024
Gain on sale of building and land	-	43,431	-

Total non-interest income	97,733	142,204	96,956

Other non-interest expense:
Salaries and employee benefits	(33,817)	(31,494)	(29,417)
Other general and administrative expenses	(18,072)	(20,595)	(19,459)
Recovery of guarantee liability	1,700	700	3,107
Derivative forward value	(79,281)	28,805	25,849
Foreign currency adjustments	(14,554)	(22,594)	(22,893)
Loss on sale of loans	(1,584)	-	-

Total non-interest expense	(145,608)	(45,178)	(42,813)

Income prior to income taxes and minority interest	16,541	105,762	126,561

Income taxes	(2,396)	(3,176)	(1,518)

Income prior to minority interest	14,145	102,586	125,043

Minority interest, net of income taxes	(2,444)	(7,089)	(2,540)

Net income	$11,701	$95,497	$122,503

Non-GAAP Financial Measures
For the purpose of internal analysis and for covenant compliance under its revolving lines of credit, the Company adjusts its financial measures to exclude the non-cash impacts of Statement of Financial Accounting Standards (“SFAS”) 133, Accounting for Derivative Instruments and Hedging Activities, as amended and SFAS 52, Foreign Currency Translation.

The following tables reconcile the difference between the GAAP measures of interest expense, net interest income, income prior to income taxes and minority interest, net income prior to the cumulative effect of change in accounting principle and TIER with the related adjusted measures for the years ended May 31, 2007 and 2006.

	2007	2006
(in thousands)
Interest expense	$(996,730)	$(975,936)
Adjusted to include: Derivative cash settlements	86,442	80,883
Adjusted to interest expense	$(910,288)	$(895,053)

Net interest income	$57,494	$31,976
Adjusted to include: Derivative cash settlements	86,442	80,883
Adjusted net interest income	$143,936	$112,859

Income prior to income taxes and minority interest	$16,541	$105,762
Adjusted to exclude: Derivative forward value	79,281	(28,805)
Foreign currency adjustments	14,554	22,594
Adjusted income prior to income taxes and minority interest	$110,376	$99,551

Net income prior to cumulative effect of change in accounting principle	$11,701	$95,497
Adjusted to include: Minority interest net income	2,444	7,089
Adjusted to exclude: Derivative forward value	79,281	(28,805)
Foreign currency adjustments	14,554	22,594
Adjusted net income	$107,980	$96,375

TIER using GAAP financial measures is calculated as follows:

Interest expense + net income prior to cumulative
TIER =	effect of change in accounting principle
Interest expense

Adjusted TIER is calculated as follows:

Adjusted TIER =	Adjusted interest expense + adjusted net income
Adjusted interest expense

	2007	2006
TIER	1.01	1.10
Adjusted TIER	1.12	1.11

The following tables reconcile the debt to equity ratio calculated with GAAP results with the non-GAAP measure of adjusted debt to equity presented by the Company at May 31, 2007 and 2006.

(in thousands)	2007	2006
Liabilities	$17,843,151	$18,373,319
Less:
Derivative liabilities	(71,934)	(85,198)
Foreign currency valuation account	-	(244,955)
Debt used to fund loans guaranteed by RUS	(255,903)	(261,330)
Subordinated deferrable debt	(486,440)	(636,440)
Subordinated certificates	(1,381,447)	(1,427,960)
Adjusted liabilities	$15,647,427	$15,717,436

Total equity	$710,041	$784,408
Less:
Prior year cumulative derivative forward value and
foreign currency adjustments	(225,849)	(225,730)
Current period derivative forward value	79,744	(22,713)
Current period foreign currency adjustments	14,554	22,594
Accumulated other comprehensive income	(12,204)	(13,208)
Subtotal members' equity	566,286	545,351
Plus:
Subordinated certificates	1,381,447	1,427,960
Subordinated deferrable debt	486,440	636,440
Minority interest	21,989	21,894
Adjusted equity	$2,456,162	$2,631,645

The leverage and debt to equity ratios using GAAP financial measures are calculated as follows:

Debt to equity ratio =	Liabilities
Total equity

The adjusted leverage and debt to equity ratios are calculated as follows:

Adjusted debt to equity ratio =	Adjusted liabilities
Adjusted equity

	2007	2006

Debt to equity ratio	25.13	23.42
Adjusted debt to equity ratio	6.37	5.97

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